Exhibit 99.2

CASCADE CORPORATION, #11027648

Fourth Quarter Fiscal 2005 Earnings Conference

April 14, 2005, 3:00 p.m. MT

Moderator: Robert Warren

Operator

Good afternoon, ladies and gentlemen, and welcome to Cascade Corporation’s fourth quarter fiscal 2005 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Thursday, April 14, 2005.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

R. Warren	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our CFO; Terry Cathey, our Chief Operating Officer; and Joe Pointer, our Vice President-Finance, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. Cascade manufacturers devices primarily for industrial trucks, most commonly called lift trucks or forklifts. Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industrial industry worldwide that uses lift trucks.

About two-thirds of our products are sold to retail dealers and one-third are sold directly to the manufacturers, names that you all know such as Hyster, Toyota, Linde, Mitsubishi, Yale, Komatsu, Ingersoll-Rand and Nissan. We have about 1,800 employees operating in 27 facilities worldwide at this time.

Andy will now give you an overview of the fourth quarter.

A. Anderson	Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with shareholders that affect Cascade’s business in compliance with Regulation FD.

During the course of this call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements about our anticipated revenue and earnings are dependent on a number of factors that affect our operating results and could cause our actual future results to differ materially. Factors include but are not limited to general economic conditions, material costs, interest rates, foreign currency fluctuations, the demand for material handling products, performance of our manufacturing facilities, effectiveness of cost reduction initiatives, and the cyclical nature of the materials handling industry. We cannot provide any assurance that future results will meet expectations.

In addition, historical information should not be considered an indication of future performance. Additional considerations and important risk factors are described in our reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. We disclaim any obligation to release any updates to comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31st so when we refer to fiscal year 2005, we are actually referring to the year ended January 31, 2005 which is essentially calendar year 2004. We are now in fiscal 2006.

With that completed, let’s start with a review of the fourth quarter.

Net income of $5.1 million or 39 cents per share was up 121% compared to net income of $2.3 million or 18 cents per share for the fourth quarter of fiscal 2004. This year’s fourth quarter results include a noncash expense of $1.6 million or approximately 7 cents per share related to stock appreciation rights. There is no comparable amortization expense in last year’s results. I will discuss this expense in detail in just a few moments.

Our strong results in the fourth quarter were primarily driven by significant sales growth in all regions. Price increases to cover higher material costs and better fixed cost absorption were also contributing factors. Consolidated net sales were $103.5 million. This is an increase of 34% compared to net sales of $77.4 million in the fourth quarter of 2004. Approximately 29% of the increase was due to sales growth and acquisitions and 5% was due to changes in foreign currency rates.

Gross margin for the fourth quarter was 31% versus 30% a year ago.

Consolidated SG&A expenses were $20.1 million in the fourth quarter which represents an increase of 15% or $2.6 million over the prior year. Approximately 11% was due to a combination of factors including SG&A costs from our acquisitions, professional fees, higher warranty costs for new product introduction in Europe and a continued expansion of our marketing and customer service capabilities in China. The remaining 4% increase was due to the impact of foreign currency.

As I mentioned earlier, the increase in amortization was due almost entirely to the amortization of stock appreciation rights granted under a plan approved by shareholders in May 2004. These rights vest annually over a 4 year period. Under generally accepted accounting principles, the stock appreciation rights are accounted for under variable plan accounting. Accordingly, we record amortization expense over the 4 year vesting period for the excess of the fair market value of our common stock over the grant price. We recognized $1.6 million of amortization as compensation expense in the fourth quarter fiscal 2005 and $2.5 million for the year ended January 31, 2005.

Fiscal 2005 was the first year we have recognized expenses related to share based compensation. Financial Accounting Standard Boards Revised Pronouncement 123R on accounting for share based payments will change the accounting for stock appreciation rights and stock options. We are currently reviewing Statement 123R, but have not determined the effect of its adoption on our consolidated financial statements.

Our effective tax rate in the fourth quarter was 42%, a decrease compared to the fourth quarter of the prior year. The effective tax rates in the fourth quarter of both fiscal 2005 and 2004 were higher than the annual effective tax rate in those years due to the recording of additional valuation allowances against certain deferred tax assets in Europe, primarily The Netherlands and Germany.

I’d now like to spend a few moments discussing the operating results on a geographic basis. Fourth quarter sales in North America were up 32% over the prior year. There are several factors driving our growth including a strong North American lift truck market and the Euro dollar exchange rate which makes it more difficult for our European competitors to compete in the North American market.

Gross margins in North America increased from 35% in the fourth quarter of fiscal 2004 to 37% in the fourth quarter of this year. This increase is primarily the result of higher volumes in all North American factories resulting in better absorption of fixed costs. We feel the increase in gross margin is particularly noteworthy in light of the increases in steel costs. To date price increases and surcharges in North America have been generally sufficient to cover material cost increases.

SG&A costs in North America were up 4% over the fourth quarter of last year due to several factors including Sarbanes-Oxley related professional fees, sales commissions, incentives and an additional cost associated with higher business levels.

Again, the increase in amortization expense relates to stock appreciation rights as I previously mentioned.

Revenues in Europe for the fourth quarter were up 43%. Approximately 32% was due to sales growth including acquisitions and 11% was due to the impact of foreign currency. The growth is due primarily to increased demand in the OEM market segment and added OEM business resulting from our purchase of the Falkenroth assets in the third quarter of fiscal year 2005. We immediately integrated these assets into our existing operations in Germany during the fourth quarter. As a result, we don’t isolate the specific added sales and costs from this acquisition.

Gross margins declined from 20% in the fourth quarter of fiscal 2004 to 9% in the fourth quarter of fiscal 2005. While we would normally expect increasing margins from higher sales levels, much of the increase was in OEM products which are generally sold at lower gross margins. In addition, we have been unable to recover all of our higher steel costs. The combination of these two factors offset the benefits of better fixed cost absorption.

SG&A costs in the fourth quarter in Europe increased 35% over fiscal 2004. The increase was due to added costs associated with our acquisitions, higher warranty from new product introductions, IT costs and the effect of foreign currency.

Now turning to the Asia Pacific region, fourth quarter revenues were up 22% over the prior year. Approximately 17% was due to sales growth and 5% was due to the impact of foreign currency. All of our Asia Pacific subsidiaries experienced strong sales growth during the fourth quarter including additional sales from the expansion of our fork manufacturing operations in Hebei, China. The expanded Hebei facility became fully operational in the second quarter of fiscal 2005.

Gross margins of 32% in the fourth quarter were down slightly from 33% in the fourth quarter of the prior year. The decrease is primarily the result of increased competition and pricing pressure in China and a higher percentage of OEM product sales from Hebei, China which generally carry lower margins.

SG&A in the Asia Pacific region was up 17% in the fourth quarter compared with the fourth quarter of fiscal 2004. Most of this increase is related to the ongoing expansion of our sales and service capabilities in China.

Turning to the balance sheet. Cash and marketable securities totaled $32 million as of January 31, 2005 compared to $42.3 million as of October 31, 2004. The decrease is due to a scheduled debt and interest payment of $12.5 million made in November of 2004. We now have a total of $38.1 million in long term debt remaining on our balance sheet.

Capital expenditures totaled $3.9 million for the fourth quarter and $13.6 million for the year. Depreciation expense was $3.7 million in the fourth quarter and $13.9 million for fiscal 2005.

I’ll turn it back over to Bob for a discussion of the lift truck market and some other general comments.

R. Warren

Thank you, Andy. I’d like to start with a brief overview of the lift truck market. As many of you know, the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this market does not correlate exactly with our business levels, it does give us some indication of short term future trends.

We saw a 26% improvement in North American lift truck shipments during the fourth quarter compared to the fourth quarter of last year. Annual shipments were up 16% and order rates were up 21% over the prior year. Lift truck shipments in the European market in the fourth quarter were up 10% and annual shipments were up 12% over prior year. Lift truck shipments in the Asia Pacific region were up 21% in the fourth quarter and 20% on an annual basis.

We would like to note that for the classes of lift trucks we serve, Asia has become the largest regional lift truck market in the world. We are continuing to invest in production capacity to ensure we advance our application of our products in this region.

I would now like to comment on several additional topics. During the fourth quarter we consolidated our two German fork operations into the Falkenroth factory. Fourth quarter results did reflect certain costs resulting from this consolidation, although they were not material to our consolidated fourth quarter results. With this consolidation complete and the continuing strong OEM demand we are optimistic about the prospects for our European fork business this year.

Our European material handling business is still operating in a highly competitive market environment and we are currently evaluating a number of structural and strategic remedies. We remain firmly committed to making the European material handling business a profitable and contributing part of our long term growth strategy.

The increasing cost of steel continues to be a significant factor impacting all of our business units. Throughout fiscal 2005 we have seen varying levels of steel cost increases in different regions of the world. Although we have been generally able to mitigate most of these increases through cost reduction initiatives and pricing, without the increased shipment volumes and resulting improved absorption of fixed costs, we would have likely seen a drop in consolidated gross margins compared to last year.

We continue to monitor worldwide steel costs very closely and are actively managing our steel supply chain to ensure we are receiving the most competitive prices available in the world market.

On a consolidated level, we remain optimistic about sales through the second quarter due to the level of activity in the lift truck markets around the world. As those of you who have worked with us in the past remember, we have a longstanding policy at not making forward financial projections.

This concludes our prepared remarks and we are now ready to open the call to your questions.

A. Anderson

This is Andy Anderson. I would like to interject one error in my comments. In speaking of Europe, I said gross margins declined from 20% in the fourth quarter fiscal 2004 to 9%. That should have been 19%. I apologize for the misstatement. The reduction was 1%. Thank you.

Operator

Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you’d like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order that they are received. As a reminder, if you’re using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from Joe Giamichael with CJS Securities. Please go ahead, sir.

J. Giamichael	Good afternoon, gentlemen. Just a couple quick questions for you. Excluding the one time integration costs in Europe, would you have been positive in the quarter?

R. Warren	For the European operations?

J. Giamichael	Yes.

R. Warren	No, I would still say we had issues of ... what’d you say, Joe?

J. Pointer	The integration costs were about 300,000 Euros.

R. Warren	It would be about half that loss that would disappear. We still have continuing issues. In the fourth quarter we saw some warranty costs in

Europe which we are not expecting to see go forward.

A. Anderson

Also, Joe, Joe Pointer just mentioned a number on our integration costs. Those were the direct identifiable integration costs. The cost of the turbulence in trying to combine two factories, there’s a lot higher cost in that than you can directly measure.

J. Giamichael	Sure, I can imagine. Then also with the Falkenroth acquisition, how much inventory did you acquire and how long do you think it’ll take you to work that down?

R. Warren

It was not a significant amount of inventory that we had and most of that was worked through during the quarter. I think pretty much we are out of that. Also we had to, under accounting principles, that had to be marked up to market price so there was no margin on that volume going through in the fourth quarter, but that is pretty much all gone.

J. Giamichael

Got it and then just one last question. Asia continues to be a pretty strong market for you. Can you just sort give us a quick description of what you’re seeing in the competitive environment and if you’re seeing any changes there?

R. Warren

In the Japanese market we have strong competitors in the OEMs themselves, Toyota and Komatsu. We haven’t seen too much of a change in the competitive landscape in that market. In China where we certainly are the market leader in that market and we were the first to introduce attachments into the China market, we’re beginning to see some other of our European competitors become active in that market.

J. Giamichael	Got it. Thank you.

Operator	Thank you. Our next question comes from Frank Magdlen with the Robins Group. Please go ahead, sir.

F. Magdlen	Good afternoon, gentlemen.

Management	Good afternoon, Frank.

F. Magdlen

A couple questions. In Europe it sounds like you’re still struggling to get to that magic operating profit level and if I heard you right, it’s primarily now the material handling side is the side that you’re having difficulty making money in that.

R. Warren	That is correct.

F. Magdlen	That takes some strategic alliance or other things to happen to get you over that.

R. Warren	We’re constantly looking for opportunities in that arena. Without that we’re not sure there’s a structural change of proper opportunity in the market.

F. Magdlen	In the quarter, how many production and/or shipping days were there versus what will be in the future quarter, the first quarter of your fiscal ‘06?

R. Warren	I’m sorry, Frank, I’m going to ask you to ...

F. Magdlen

You had so many production days or shipping days in your fourth quarter because of holiday shut downs. How many days of production or shipments were there in the fourth quarter versus what will be in your first quarter of ‘06?

R. Warren

We’re doing a quick calculation. I know that the fourth quarter’s always our least number of days because we as a tradition shut down between Christmas and New Year’s. A difference between I think 3 or 4 days maximum though is what you’d see between quarters.

F. Magdlen	Between the two, so you’d have 3 to 4 more days in the quarter coming forward.

R. Warren	In the first quarter.

F. Magdlen	Maybe, Andy, you could talk about the tax rate going forward.

A. Anderson

I can give you the same answer we always give and then I can give you the practice that we always give. I’ll ask Joe for his opinion on this too. Our tax rate going forward will hopefully begin to settle again down towards the 36% rate. If we do begin making money in Europe, we will not be recording the valuation allowances. Arguably, we’ll begin releasing the valuation allowances. Our plans going forward, you should see the tax rate at pretty close to the nominal level or the statutory level of 36%. I’m going to ask Joe, my colleague, to comment. Would you be comfortable with that, Joe?

J. Pointer	It depends on the European profitability.

A. Anderson	Yes, it’s entirely, not entirely, but very, very strongly driven by profitability in Europe and our ability to realize tax assets over there.

F. Magdlen	Okay and then one last question. The quarterly amortization expense in the fourth quarter for the stock. I missed that number.

A. Anderson	$1.6 million for the quarter, it’s $2.5 million for the year totaled.

F. Magdlen	That’s a straight line isn’t it?

A. Anderson

No, actually 52% of the entire potential amortization is taken in the first year. The way that works if I can do this very simply is that they vest 25% in one year, 25% in two, 25% in three and 25% in four. You take the 25% of the first year and then you take half of the 25% the second year and you take a third of the 25% the third year and a quarter of the fourth year 25% and you add those all up. Technically that’s what you’ve earned in the first year is 52% of your total vesting.

F. Magdlen	You’re through two quarters of that 52%?

A. Anderson	Actually it’d be closer to three quarters.

F. Magdlen	Alright. Thank you.

Operator	Thank you. Our next question comes from John Walthausen with Paradigm Capital Management. Please go ahead, sir.

J. Walthausen	Good afternoon. I’ve recovered from the 9%. You didn’t get my cardiologist on the line. [laughter]

A. Anderson	As I was reading I was saying to myself, wait a minute here, this is a new number to me too.

J. Walthausen

It’s in the paper today talking about steel prices having been down for a number of months in the U.S. reflecting some weakness. Are you starting to see that in your grades of steel? Do you expect to see that and then if so, would you be able to maintain some of the pricing increases you’ve gotten in the States?

R. Warren

We certainly read in the press as you have the uncertainty that seems to be in the steel industry right now and some of the price increases that have already been pushed through on some flat coil which is not product we buy, we’re watching it. We certainly haven’t seen any decreases from our suppliers to date and a few of the increases were still rolling through in the fourth quarter. We’re anticipating no movement on our product costs on steel this year.

We’re watching with interest, as everybody else, what’s happening to the raw material going into steel going up as high as it has and the squeeze that it’s got to put on steel as it appears that excess capacity is coming on the market. Longer term I would guess we are going to get some relief with steel and if so, we would certainly have the opportunity to pass that on in price or margin.

J. Walthausen

The other question I had was you referenced some warranty costs. If I understood it, these are on new products in Europe. I would have thought that first of all of course with a new product it takes a while to figure out exactly what and normally your warranty expenses would be you just make an assumption and you assume that’s a normalized assumption or was there some issue in particular with these new products that you had to deal with?

R. Warren

I would say that our knowledge of what our warranty expenses that we can expect on products we’ve been designing for the last 25 years, we have a pretty good feel of that. As new product is just introduced, you always end up no matter what testing you do, with some either tooling or design situation that comes forward in the design of it.

We had some specific material that had been proven to be less than at spec that went into some of the attachments that we had to take additional cost on last year.

You get a doubling of that too, a little leverage too, because you’re also looking at your history for your reserve on warranty and if all a sudden you’re getting some bad warranty numbers because of that, it drives up your reserve too.

J. Walthausen	Right, right. That product’s out in the marketplace now?

R. Warren	It is and in the market it’s been very successful. This has primarily been released in Europe and so it’s the European members that are sustaining that hit.

Some of the increase you’ve seen on the revenue line is the fact that it has been a successfully received product, but we’re taking some hits on the warranty cost for that first year. We’re not expecting those to go forward.

J. Walthausen	Okay, good. Thanks. I’ll stay tuned then.

R. Warren	Thanks.

Operator	Thank you. Our next question comes from J.B. Groh with D.A. Davidson. Please go ahead, sir.

J.B. Groh

Hi, guys, thanks. Most of my questions have already been answered. But in terms of what steel prices to watch, is it mostly plate or what markets should we watch the closest in terms of raw material inputs?

R. Warren	Our largest quantity, Terry, wouldn’t you agree, is rolled section?

T. Cathey	Specialty rolled section steel, exactly.

R. Warren

By far our largest volume comes on a rolled section that’s in our fork production and it tends to be a fairly specialized boron steel that is rolled to our chemical and size specifications. How soon the overall softness ... it seemed to hit it pretty fast on the upswing. It doesn’t seem to come down as fast. I’m pretty sure it’s going to take some pressure on them to bring that down, but I don’t think it’s going to happen this year.

J.B. Groh	So you see a little bit of a lag in terms of other types of steel?

R. Warren	Absolutely.

J.B. Groh	Okay, thanks.

Operator	Thank you. Our next question comes from Tim Coffey, Private Investor.

T. Coffey	Andy, how much of the cash on the balance sheet is non U.S.?

A. Anderson	Just a second, I’m looking over at Joe and I’m going to “uh” for just a few minutes while he goes through his binder here.

T. Coffey	In the interim, how big is your revolver right now?

A. Anderson	You mean how much do we have out or how much do we have capacity?

T. Coffey	Capacity.

A. Anderson	I think our capacity right now is $35 million.

T. Coffey	What’s that priced at?

A. Anderson	25 basis points.

T. Coffey	LIBOR plus 25?

A. Anderson	Yes, that’s correct.

J. Pointer	$25 million.

A. Anderson

We’re at $25 million, but the LIBOR, it’s LIBOR plus it’s either 25 or 50 I think. It’s pretty attractive. We’ve got pretty attractive rates, but we haven’t drawn on it. The cost on that is more our maintenance cost. We haven’t drawn on that revolver for a long time.

T. Coffey	Right. Just help me understand. You’ve now got $32 million in cash on the balance sheet. You did $61 million in EBITDA. Just help me understand the logic of the Board or whomever in terms of holding up a one time dividend because you could finance the existing debt on your balance sheet to that revolver.

R. Warren

I would say that’s correct, Tim. This is Bob. This is obviously the big question that’s in front of us. We have been looking at what are our options going forward and we only have three. We’re either going to find additional growth that we’re going to use that capital to get a better return for you in our existing business ...

T. Coffey	To address that one, you spent $18 million in Europe over the last 2 years for no EBITDA.

R. Warren

I think you’re at the cusp of seeing the return that we did in our European acquisitions. Certainly you didn’t see it in last year’s results, but you will be seeing it in this next year’s results. We did consolidate on our plan for the European fork business and have about 65% capacity share of that market and it’s now our opportunity to recover our steel costs and some margin is going to make that apparent that that was a good move on our part.

T. Coffey	Then point two?

R. Warren

Point two is that we’re still looking at how that similar philosophy could work for us in trying to look at the material handling business also in Europe which is the largest attachment market in the world and one that we, as you can see, have a fair amount of money already invested in and now making money which we believe is a basis of how many competitors are trying to cover their fixed costs.

T. Coffey	Bob, is there anybody in Europe making money?

R. Warren

We feel they’re all in a band of about where we are, about 1% to 2% at the most operating margin and so we’ve either got to find a way to structurally change that market so that it can be profitable or we’re going to de-emphasize our approach to that and look also at some options we might have of expanding outside of the lift truck industry for growth opportunities.

T. Coffey	Outside of the lift truck industry?

R. Warren

We’ve really looked everywhere else. If we either fix our problem in Europe or we decide that it can’t be fixed and we’re going to put a circle around it, we’re going to have to look elsewhere for opportunity and we believe that there are some opportunities outside of our industry. Inside of our industry we’ve pretty much looked at every avenue we can of expanding our product offerings for growth.

So there’s some things we’re looking at. We could take our knowledge and what we believe are substantial advantages we have in processing and manufacturing into some other similar industries that might have further growth for us. That’s one avenue we’re looking at. A third avenue is to send the money home as you have suggested.

It is the shareholder’s money and we’re very cognizant. If we can’t find the path to get you a better return than you could get in the market today, we have to send you the money.

T. Coffey

Point two, you guys have already been down that path though of horizontally acquiring and then you divested all those properties and now what you’re telling me is contemplation is now re-pursuing the horizontal acquisition strategy.

R. Warren	It wasn’t horizontal. We were looking for other products in our existing ...

T. Coffey	Different end markets, nonetheless.

R. Warren	That would be an additional opportunity that we felt we could get with our existing structure outside of this market.

T. Coffey

Explain to me again why the Board is so hesitant to return the cash to shareholders, particularly given the success of the acquisitions or lack thereof. No offense. It just sounds like this is a Board issue.

R. Warren

I think they would like to see from us a definitive plan before they did that. But if you have specific things you feel is a Board issue I would write to Jim. Certainly I know that the Board is well aware that as cash we’re not getting an acceptable return for you on that cash and that decision I believe is going to have to be determined by this year.

We’ve talked to you about this in the last few years and I’m sure you’re wondering when something’s actually going be done. We felt we had been moving forward with our European plan and we think you’re going to see results of that so we’re still confident that we can move that way, but a determination will have to be done this year. With the cash flow we have, we’ve either got to use it or send it home so, Tim, I think this question will be answering itself this year for you.

T. Coffey

Yeah, because you’re doing $61 million in EBITDA, $12 million of cap ex, virtually no interest expense. You’re talking about, presuming you don’t do any acquisitions which is a big if, you’re talking about $35 million in free cash flow after taxes.

A. Anderson	That’s right on, that’s right. Tim, the answer to your question is I knew a high percentage was out, but Joe just got it. It’s $8 million is inside the U.S. and the rest of it is outside the U.S. It’s primarily in the United Kingdom and Canada.

T. Coffey	$8 million in the U.S. you said?

A. Anderson	$8 million in the U.S. So it goes United Kingdom, Canada and some in China. Those are the 3 repositories.

T. Coffey	Out of curiosity, and this is my last question, but why the amounts in Canada and the U.K.? Are you just reluctant to repatriate?

A. Anderson	It actually has to do with a financing structure we put together quite a few years ago that is tax advantageous to us and it’s predominantly tax driven.

T. Coffey	Okay. Thanks, guys.

Management	Thank you, Tim.

Operator	Our next question is a follow up question from Frank Magdlen with the Robins Group. Please go ahead, sir.

F. Magdlen

Thank you. Could you address the issue of where your margins are going to go in Asia Pacific? They’ve been trending down a bit and with your additional plant capacity should the erosion stop or is the competitive environment such that it’s going to slowly erode?

A. Anderson

The droppage you’ve seen is primarily the result of the fact that our shipments have increased, our sales have increased in the area of OEM products which carry a lower margin. Although there is, as Bob said, some additional competitive activity, it’s not the significant issue there at this point.

F. Magdlen

I know we talked about capacity in the past and I know you don’t like to address it necessarily straight on, but when you look at what you’re getting out of your plants, I imagine it’s pretty close to a record of what you’ve ever done.

A. Anderson	Yes.

F. Magdlen	Is it a significant record or a significant increase over what you’ve been able to do in the past and are there any bottlenecks in your production?

A. Anderson	At this point we don’t have any significant constraints and just as I think we mentioned earlier, we did significantly increase the capacity in some of our North American factories last year.

R. Warren

I would say that forks has the most defined quantity limit to a plant and we have a number of fork plants around the world. Last year with the increase in all three markets and the acquisitions, we were running right at the capacity level for a number of quarters. That has lessened now.

In the way we produce our attachments in China, North America and Europe, we haven’t actually found the upper limit of these factories so I wouldn’t say ... Portland, which is one of our main U.S. plants, that we didn’t ship a record level this past year and certainly we don’t feel we’re anywhere near capacity or constraint.

F. Magdlen	Like Portland, are you running it on a 2 shift basis?

A. Anderson	No, it’s actually running one shift right now primarily as a result of increased efficiencies and improved tooling in our primary machining centers.

F. Magdlen	Alright, I know you’ve done a good job there and it’s certainly showing up. Thank you, gentlemen.

Management	Thanks, Frank.

Operator	Mr. Warren, I’m showing that there are no further questions at this time.

R. Warren	Again, thanks so much for your time and participation today. We genuinely appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator

Thank you. Ladies and gentlemen, this concludes the Cascade Corporation fourth quarter earnings conference call. If you would like to listen to a replay of today’s conference, you may dial 1-800-405-2236 and enter the access number of 11027648 in North America. International callers please dial 303-590-3000.

Thank you for your participation. You may now disconnect.